Exhibit 4(t)(2)
EXECUTION VERSION
AMENDMENT NO. 1
This AMENDMENT NO. 1 (this “Amendment”), dated as of February 11, 2014, is entered into by and among TUCSON ELECTRIC POWER COMPANY (the “Applicant”), the Banks signatory hereto (the “Banks”) and JPMorgan Chase Bank, N.A., as a Bank, as Issuing Bank (in such capacity, the “Issuing Bank”), and as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Applicant, the Banks, the Issuing Bank and the Administrative Agent have entered into that certain Reimbursement Agreement dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), in connection with which the Issuing Bank issued its Letter of Credit No. CPCS-869304 (the “Letter of Credit”); and
WHEREAS, the parties hereto desire to amend the Reimbursement Agreement as set forth below and to extend the Letter of Credit for a period of five years pursuant to Annex K to the Letter of Credit;
NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.1    Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Reimbursement Agreement.
Section 1.2    Amendments to the Reimbursement Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 1.4 below, the Reimbursement Agreement is hereby amended as follows:
(a)    The following new defined terms shall be inserted in proper alphabetical order in Section 1.1 of the Reimbursement Agreement:
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Applicant or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Participant Register” has the meaning assigned to such term in Section 9.6(b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
(b)    The definitions of “Anti-Terrorism Laws” and “Index Debt” set forth in Section 1.1 of the Reimbursement Agreement are each hereby deleted in their entirety.
(c)    The definition of “Alternate Base Rate” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended to insert the following at the end of the first sentence of such definition:
“; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute of such page) at approximately 11:00 a.m., London time, on such day”
(d)    The definition of “Change in Law” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
(e)    The definition of “Defaulting Bank” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund its participation in any LC Disbursement or (ii) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i), such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Applicant and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a LC Disbursement under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund its participation in outstanding or prospective LC Disbursements under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Banks, or (d) has become the subject of a Bankruptcy Event.
(f)    The definition of “Disclosure Documents” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Disclosure Documents” means (i) the Annual Report on Form 10-K of the Applicant for the fiscal year ended December 31, 2012, as filed with the SEC, (ii) the Quarterly Reports on Form 10-Q of the Applicant for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the SEC, and (iii) the Current Reports on Form 8-K of the Applicant as filed with the SEC on January 22, 2013, February 5, 2013, March 14, 2013, May 20, 2013, June 12, 2013, September 5, 2013, September 16, 2013, October 7, 2013, November 1, 2013, November 14, 2013, December 12, 2013, December 27, 2013, January 13, 2014 and February 3, 2014.
(g)    Clause (a) of the definition of “Excluded Taxes” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended (i) to delete each reference to “Lender” therein and to substitute “Bank” therefor, and (ii) to delete each reference to “Borrower” therein and to substitute “Applicant” therefor.
(h)    The definition of “Interest Payment Date” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended to insert the following at the end thereof:
“and (c) any date on which a Liquidity Advance is required to be repaid in accordance with the terms of this Agreement and the Letter of Credit”
(i)    The definition of “LIBO Rate” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“LIBO Rate” means, for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for U.S. dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.15.
(j)    The definition of “Sanctioned Country” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
(k)    The definition of “Sanctioned Person” set forth in Section 1.1 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
(l)    Clause (c) of Section 2.15 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“(c)    the Administrative Agent shall have received notice from any Bank that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful after the date hereof, for any Bank or its Eurodollar Lending Office to make, fund or maintain Eurodollar Advances hereunder;”
(m)    Section 4.4 of the Reimbursement Agreement is hereby amended to delete each reference to “2009” now appearing therein and to substitute “2012” therefor.
(n)     Section 4.16 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Section 4.16    Anti-Corruption Laws and Sanctions. The Applicant has implemented and maintains in effect policies and procedures designed to ensure compliance by the Applicant, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Applicant, its Subsidiaries and their respective officers and employees and to the knowledge of the Applicant its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Applicant, any Subsidiary or to the knowledge of the Applicant or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Applicant, any agent of the Applicant or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the Letter of Credit nor any Liquidity Advance, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.”
(o)    Section 5.1(h) of the Reimbursement Agreement is hereby amended to delete the phrase “Index Debt” now appearing therein and to substitute “Senior Unsecured Debt” therefor.
(p)     Section 5.7 of the Reimbursement Agreement is hereby amended to insert the following new sentence at the end thereof:
“The Applicant will maintain in effect and enforce policies and procedures designed to ensure compliance by the Applicant, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”
(q)    Section 5.8 of the Reimbursement Agreement is hereby amended to insert the following new sentence at the end thereof:

“The Applicant will not request any Liquidity Advance or the Letter of Credit, and the Applicant shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Liquidity Advance or the Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”
(r)    Section 5.13 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Section 5.13    Patriot Act Compliance. The Applicant will provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the PATRIOT Act.”
(s)    Article VIII of the Reimbursement Agreement is hereby amended to insert the following new Section at the end thereof:
“Section 8.8.    Enforcement. The Banks are not partners or co-venturers, and no Bank shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Bank. The Administrative Agent shall have the exclusive right on behalf of the Banks to enforce the payment of the principal of and interest on any Liquidity Advance after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.”
(t)    Section 9.1(b)(i) of the Reimbursement Agreement is hereby amended (i) to insert the following parenthetical after the phrase “or similar requirement” now appearing in subclause (1) thereof: “(including any compulsory loan requirement, insurance charge or other assessment)”; and (ii) to insert the following after the phrase “any other condition” now appearing in subclause (2) thereof: “, cost or expense (other than Taxes)”.
(u)    Section 9.1(b)(ii) of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“(ii)    If any Bank or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or any Liquidity Advances made by, or participations in the Letter of Credit held by, such Bank, or the Letter of Credit issued by the Issuing Bank, to a level below that which such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Applicant will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company for any such reduction suffered.”
(v)    Section 9.5(a) of the Reimbursement Agreement is hereby amended to insert the following after the phrase “gross negligence or willful misconduct” now appearing therein: “, as determined in a final, non-appealable judgment by a court of competent jurisdiction”.
(w)    Section 9.6 of the Reimbursement Agreement is hereby amended and restated in its entirety as follows:
“Section 9.6 Participations.
(a)    Any Bank may, without the consent of the Applicant, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the LC Disbursements owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Applicant, the Administrative Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.9(i) that affects such Participant. Subject to clause (b) of this Section 9.6, the Applicant agrees that each Participant shall be entitled to the benefits of Sections 9.1 and 9.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 9.7. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2 as though it were a Bank, provided such Participant agrees to be subject to Section 2.5(b) as though it were a Bank.
(b)    A Participant shall not be entitled to receive any greater payment under Section 9.1 or 9.15 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicant’s prior written consent. A Participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of Section 9.15 unless the Applicant is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Applicant, to comply with Section 9.15(e) as though it were a Bank (it being understood that the documentation required under Section 9.15(e) shall be delivered to the applicable Bank). Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Applicant, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.”
(x)    Section 9.13(a) of the Reimbursement Agreement is hereby amended to replace the notice information with respect to the Administrative Agent and the Issuing Bank as follows:

If to JPMorgan, to	JPMorgan Chase Bank, N.A. 10 S Dearborn St. Mail code IL1-0090 Chicago, IL 60603 Facsimile No.: (312) 732-1762 Telephone No.: (312) 732-1838 Email: nancy.r.barwig@jpmorgan.com
Attention:    Nancy Barwig

With a copy to the	JPMorgan Chase Bank, N.A.

Administrative Agent:	10 S. Dearborn St. Mail Code IL1-0874 Chicago, IL 60603 Facsimile No.: (312) 325-3238 Telephone No.: (312) 325-3150 Email: lisa.tverdek@jpmorgan.com Attention: Lisa Tverdek

With a copy to the Issuing	JPMorgan Chase Bank, N.A.

Bank, Standby Letter of	131 S. Dearborn, 5th Floor

Credit Unit:	Mail Code IL1-0236 Standby Letter of Credit Unit Chicago, Il 60603-5506 Facsimile No.: (312) 954-6163 Telephone No.: (800) 634-1969, Option 1
Attention:    Standby Service Unit

(y)    Article IX of the Reimbursement Agreement is hereby amended to insert the following new Section at the end thereof:
“Section 9.23.    Dissemination of Information. Each Bank may disseminate information relating to Applicant, this Agreement or any Credit Document (i) in connection with any assignment or participation (subject to Section 9.20); (ii) upon the order of any court or otherwise to the extent required by statute, rule, regulation or judicial process; (iii) to bank examiners or upon the request or demand of any other administrative, regulatory agency, or authority; or (iv) to any domestic or foreign branch, subsidiary or affiliate, representative office or agent of such Bank and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), or in connection with such Bank’s performance, administration or enforcement of this Agreement.”
(z)    Annex I of the Reimbursement Agreement (Pricing Grid) is hereby amended and restated in the form of Attachment A to this Amendment.
(aa)    Each of the parties hereto hereby acknowledges and agrees that, and directs the Issuing Bank to amend the Letter of Credit to provide that, the Stated Expiration Date is extended to February 11, 2019. Upon the terms, subject to the conditions and relying upon the representations and warranties set forth in this Amendment or incorporated herein by reference, the Issuing Bank agrees to deliver to the Trustee an amendment to the Letter of Credit in the form of Annex K thereto designating February 11, 2019 as the date to which the Stated Expiration Date is extended.
Section 1.3    Representations and Warranties. The Applicant represents and warrants to the Administrative Agent and each Bank that:
(a)    The representations and warranties of the Applicant set forth in Article Four of the Reimbursement Agreement (other than any representation and warranty with respect to the Mortgage Indenture, Mortgage Bonds, Collateral Mortgage Bonds, the Bond Delivery Agreement or Twelfth Supplemental Indenture) are true, correct and complete in all material respects on the date hereof as if made on and as of the date hereof and there exists no Event of Default or Potential Default on the date hereof, provided that in the case of any representation or warranty in Article Four of the Reimbursement Agreement that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 1.3(a) shall be made as of such earlier date.
(b)    The execution and delivery by the Applicant of this Amendment have been duly authorized by proper corporate proceedings of the Applicant and this Amendment and the Reimbursement Agreement constitute the legal, valid and binding obligation of the Applicant enforceable against the Applicant in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.
Section 1.4    Conditions Precedent. This Amendment shall become effective (the “Effective Date”) as of February 11, 2014, upon the receipt by the Administrative Agent of (i) an opinion of each of (a) Todd C. Hixon, General Counsel of the Applicant, and (b) Morgan, Lewis &

Bockius LLP, outside counsel to the Applicant, (ii) a certificate of the secretary of the Applicant certifying (a) that there have been no changes in the certificate of incorporation of the Applicant since December 14, 2010, (b) resolutions of its Board of Directors authorizing the execution, delivery and performance of the Reimbursement Agreement, as modified by this Amendment, (c) the incumbency and specimen signature of each of its officers authorized to sign this Amendment, and (d) the bylaws of the Applicant, (iii) duly executed copies of this Amendment from each of the Applicant, the Banks, the Issuing Bank and the Administrative Agent, and (iv) the fees payable pursuant to Section 2.6(a) of the Reimbursement Agreement as amended by this Amendment.
Section 1.5    Continuing Effectiveness, Etc.
(a)    Upon the effectiveness of this Amendment, each reference in the Reimbursement Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Reimbursement Agreement as modified hereby and each reference to the Reimbursement Agreement in any other document, instrument or agreement executed and/or delivered in connection the Reimbursement Agreement shall mean and be a reference to the Reimbursement Agreement as modified hereby.
(b)    Except as specifically modified hereby, the Reimbursement Agreement and the instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
Section 1.6    CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 1.7    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 1.8    Successors and Assigns. This Amendment shall be binding upon the Applicant, the Issuing Bank, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Applicant, the Issuing Bank, the Banks and the Administrative Agent and their respective successors and assigns.
Section 1.9    Integration. This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
Section 1.10    Headings. Section headings in this Amendment are included herein for convenience or reference only and shall not constitute a part of this Amendment for any other purpose.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

TUCSON ELECTRIC POWER COMPANY
By:	/s/ Kentton C. Grant
Name: Kentton C. Grant
Title: Vice President and Treasurer

Signature Page to
Amendment No. 1 to
2010 Reimbursement Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Issuing Bank and as a Bank

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Credit Executive

Signature Page to
Amendment No. 1 to
2010 Reimbursement Agreement

ATTACHMENT A

ANNEX I

PRICING GRID
The “Applicable Margin” and the “LC Fee Margin” for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	Level 1 ≥A-/A3	Level 2 BBB+/Baa1	Level 3 BBB/Baa2	Level 4 BBB-/Baa3	Level 5 ≤BB+/Ba1
Applicable Margin - Eurodollar Advances	0.75%	1.00%	1.25%	1.50%	2.00%
Applicable Margin -ABR Advances	0.00%	0.00%	0.25%	0.50%	1.00%
LC Fee Margin	0.75%	1.00%	1.25%	1.50%	2.00%

For purposes of this Pricing Grid, the following terms have the following meanings:
“Level 1 Status” exists at any date if, at such date, the Senior Unsecured Debt is rated either A- or higher by S&P or A3 or higher by Moody’s.
“Level 2 Status” exists at any date if, at such date (i) the Senior Unsecured Debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level 1 Status does not exist.
“Level 3 Status” exists at any date if, at such date (i) the Senior Unsecured Debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) neither Level 1 Status nor Level 2 Status exists.
“Level 4 Status” exists at any date if, at such date (i) the Senior Unsecured Debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status or Level 3 Status exists.
“Level 5 Status” exists at any date if, at such date, no other Status exists.
“Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status or Level 5 Status exists at any date.

Notwithstanding the foregoing, if the Senior Unsecured Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).
If at any time the Senior Unsecured Debt is unrated by both Moody’s and S&P, Level 5 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Applicant and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Senior Unsecured Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.
The Applicable Margin and LC Fee Margin shall be increased or decreased in accordance with the foregoing Pricing Grid upon any change in the applicable ratings of the Senior Unsecured Debt. The ratings of the Senior Unsecured Debt in effect at any date are those in effect at the close of business on such date.